Exhibit 4.6

[CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.]

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE ORDINARY SHARES

Company:	4D PHARMA PLC, a public limited company incorporated in England and Wales with company number 08840579
Number of Shares:	110,535 ordinary shares of 0.25 pence each (“Ordinary Shares”)

Type/Series of Shares:	Ordinary Shares
Warrant Price:	US $1.18 per Ordinary Share
Issue Date:	July 29, 2021
Expiration Date:	July 29, 2026 See also Section 5.1(b).
Credit Facility:	This Warrant to Purchase Shares (“Warrant”) is issued in connection with that certain
Loan and Security Agreement of even date herewith among OXFORD FINANCE LUXEMBOURG S.À R.L., acting in respect of its Compartment 4, a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 2 route d’Arlon, 8008 Strassen, Grand Duchy of Luxembourg and registered with the Luxembourg commercial register under number B243395, as Lender and Collateral Agent, the Lenders from time to time party thereto, and the Company and other borrowers party thereto (as modified, amended and/or restated from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, OXFORD FINANCE LUXEMBOURG S.À R.L., a Luxembourg private limited liability company (société à responsabilité limitée) with registered office at 2 route d’Arlon, 8008 Strassen, Grand Duchy of Luxembourg and registered with the Luxembourg commercial register under number B243395, acting in respect of its Compartment 4 (“Oxford” and, together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable Ordinary Shares of the above-stated Type/Series of shares (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

SECTION 1. EXERCISE.

1.1 Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company and/ or by way of release of the Company for a liquidated sum for the aggregate Warrant Price for the Ordinary Shares being purchased.

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1.2 Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Ordinary Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Ordinary Shares as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Ordinary Shares to be issued to the Holder;

Y =	the number of Ordinary Shares with respect to which this Warrant is being exercised (inclusive of the Ordinary Shares surrendered to the Company in payment of the aggregate Warrant Price);

A =	the Fair Market Value (as determined pursuant to Section 1.3 below) of one Ordinary Share; and
B =	the Warrant Price.

To the extent that the Company is prohibited from issuing Ordinary Shares following an election for cashless exercise pursuant to this Section 1.2, whether by virtue of the United Kingdom Companies Act 2006 (the “Companies Act”) or otherwise, the relevant Holder shall be entitled to subscribe at nominal value for the Ordinary Shares to which it would otherwise have been entitled to receive this Section 1.2.

1.3 Fair Market Value. Subject to Section 1.6(c), if the Company’s Ordinary Shares are then traded or quoted on the AIM market or (if not on AIM) on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of an Ordinary Share shall be the closing price or last sale price of an ordinary share reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company’s Ordinary Shares are then not traded or quoted on a Trading Market but American Depositary Shares (“ADSs”) representing the Ordinary Shares of the Company are then traded on a Trading Market, the fair market value of an Ordinary Share shall be the closing price or last sale price of an ADS reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company divided by the number of the Company’s Ordinary Shares represented by one ADS. If neither the Company’s Ordinary Shares nor ADSs are then traded on a Trading Market, the Board of Directors of the Company shall determine the fair market value of an Ordinary Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, the Company shall deliver to Holder a certificate representing the Ordinary Shares issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Ordinary Shares not so acquired.

1.5 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6 Treatment of Warrant Upon Acquisition of Company.

(a) Acquisition. For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) an offer being made to all (or as nearly as may be practicable all) of the Company’s shareholders (or all (or as nearly as may be practicable all) such shareholders other than the offeror(s) and/or any associate (as defined in Section 988(1) of the Act) of the offeror(s)), to acquire all or a majority of the issued ordinary share capital of the Company (an “Offer”) or (ii) a scheme of arrangement or analogous proceeding with regard to such acquisition which if it becomes effective will result in right to cast more than 50 per cent. of the votes which may ordinarily be cast on a poll at a general meeting of the Company becoming unconditionally vested in the offeror(s) or such person, as the case may be and/or any associate (as defined in Section 988(1) of the Companies Act) of the offeror(s) or such person, as the case may be (a “Scheme”) .

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(b)  Treatment of Warrant at Acquisition. The Company shall not recommend (i) an Offer or (ii) a Scheme unless the offeror makes an appropriate offer or proposal to each Holder to ensure that their interests are safeguarded and for these purposes the Company shall procure that all forms of consideration offered to holders of Ordinary Shares in the Offer or the Scheme shall be extended to each Holder.

(c) Any Warrants which are not exercised or exchanged while the Offer remains open for acceptance or before the Scheme becomes effective (as the case may) shall deemed to be automatically exercised pursuant to Section 1.2 if Warrant Price is less than the consideration per Ordinary Share in the Offer or the Scheme prior to the Offer closing (assuming the Offer becomes unconditional in all respects and the contemplated transactions consummated) or the Scheme becoming effective and for the purposes of Section 1.2, “Fair Value” shall be the price per Ordinary Share offered by the offeror in the Offer or the Scheme (as the case may be).

(d)  Delivery of ADSs representing Ordinary Shares. If (i) the Ordinary Shares issued upon exercise of this Warrant in accordance with its terms are not “restricted securities” (as defined in Rule 144 promulgated under the Securities Act) and are not otherwise subject to any restriction on being deposited with the Depositary pursuant to the terms of the ADS Deposit Agreement and (ii) the Holder of this Warrant requests that the Company deliver ADSs representing such Ordinary Shares, the Company will, at its sole cost, promptly use its commercially reasonable efforts to deliver such Ordinary Shares to the Depositary for the ADSs and request that the Depositary promptly issue and deliver ADSs representing such Ordinary Shares to the Holder; provided that the Holder shall comply with all requirements under the ADSs Deposit Agreement.

SECTION 2. ADJUSTMENTS TO THE ORDINARY SHARES AND WARRANT PRICE.

2.1 Ordinary Share Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding shares of the Class payable in ordinary shares or other securities or property (other than cash), then upon exercise of this Warrant, for each Ordinary Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Ordinary Shares of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Ordinary Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Ordinary Shares shall be proportionately decreased.

2.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Ordinary Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3 No Fractional Ordinary Share. No fractional Ordinary Share shall be issuable upon exercise of this Warrant and the number of Ordinary Shares to be issued shall be rounded down to the nearest whole Ordinary Share. If a fractional Ordinary Share interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Ordinary Share interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Ordinary Share, less (ii) the then-effective Warrant Price

2.4 Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Ordinary Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Ordinary Shares and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer, including computations of such adjustment and the Warrant Price, Class and number of Ordinary Shares in effect upon the date of such adjustment.

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SECTION 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a) All Ordinary Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Ordinary Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(b) (i) It has authority to grant this Warrant and (ii) it will at all times following the issue of the Warrant maintain authority to allot such number of Ordinary Shares as is required to meet the exercise in full of the subscription rights attaching to all this Warrant.

3.2 Notice of Certain Events. If the Company proposes at any time to:

(a) declare any dividend or distribution upon the outstanding shares of the Class or ordinary shares, whether in cash, property, shares, or other securities and whether or not a regular cash dividend;

(b) offer for subscription or sale pro rata to the holders of the outstanding shares of the Class any additional shares of any class or series of the Company’s shares (other than pursuant to contractual pre-emptive rights);

(c) effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or

(d) effect an Acquisition or to liquidate, dissolve or wind up; or then, in connection with each such event, the Company shall give Holder:

(1) at least a seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and

(2) in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will become effective (and specifying the date on which the holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).

Reference is made to Section 1.6(c) whereby this Warrant will be deemed to be exercised pursuant to Section 1.2. The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.

SECTION 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows (and Holder shall be deemed to have restated each of the representations and warranties set forth below as of the date of each exercise hereof):

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Securities Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Ordinary Shares.

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4.2 Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.5 The Securities Act. Holder understands that this Warrant and the Ordinary Shares issuable upon exercise hereof have not been, and will not be, registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Ordinary Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Securities Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act.

4.6 No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

SECTION 5. MISCELLANEOUS.

5.1 Term; Automatic Cashless Exercise Upon Expiration.

(a)  Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM Eastern United States time, on the Expiration Date and shall be void thereafter.

(b)  Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date, the fair market value of one Ordinary Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Ordinary Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate representing the Ordinary Shares (or such other securities) issued upon such exercise to Holder.

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5.2 Legends. Each certificate evidencing Ordinary Shares (and each certificate evidencing the securities issued upon conversion of any Ordinary Shares, if any) shall be imprinted with a legend in substantially the following form:

THE ORDINARY SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE ORDINARY ORDINARY SHARES ISSUED BY THE ISSUER TO OXFORD FINANCE LUXEMBOURG S.À R.L., ACTING IN RESPECT OF ITS COMPARTMENT 4, DATED JULY 29, 2021, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3 Compliance with Securities Laws on Transfer. This Warrant and the Ordinary Shares issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Ordinary Shares, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Additionally, the Company shall also not require an opinion of counsel if there is no question as to the availability of Rule 144 promulgated under the Securities Act.

5.4 Transfer Procedure. After receipt by Oxford of the executed Warrant, Oxford may transfer all or part of this Warrant to one or more of Oxford’s affiliates (each, an “Oxford Affiliate”), by execution of an Assignment substantially in the form of Appendix 2. Subject to the provisions of Article 5.3 and upon providing the Company with written notice, Oxford, any such Oxford Affiliate and any subsequent Holder, may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any other transferee, provided, however, in connection with any such transfer, the Oxford Affiliate(s) or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.5 Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

OXFORD FINANCE LUXEMBOURG S.À R.L.

[***]

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

4D PHARMA PLC

[***]

With a copy (which shall not constitute notice) to:

Pinsent Masons LLP

[***]

And

Wilson Sonsini Goodrich & Rosati, P.C.

[***]

*** Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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5.6 Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8 Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

5.10 Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11 Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which Oxford is closed.

[Remainder of page left blank intentionally]

[Signature page follows]

*** Certain information, as identified by [***], has been excluded from this agreement because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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